EXHIBIT 99.3

The Southern Connecticut Gas Company
Financial Statements
For the period November 17, 2010 to December 31, 2010 (Successor), the period January 1, 2010 to November 16, 2010 (Predecessor), and
the Year Ended December 31, 2009 (Predecessor)

The Southern Connecticut Gas Company

Index

Financial Statements	Page(s)

Report of Independent Auditors
Statements of Operations (1)	1
Statements of Comprehensive Income (1)	1
Balance Sheets at December 31, 2010 (Successor) and 2009 (Predecessor)	2 - 3
Statements of Cash Flows (1)	4
Statements of Changes in Common Stock Equity (1)	5
Notes to Financial Statements	6 – 32
(1) For the period November 17, 2010 to December 31, 2010 (Successor), the period January 1, 2010 to November 16, 2010 (Predecessor), and the Year Ended December 31, 2009 (Predecessor)

pwc

Report of Independent Auditors

To the Shareholder and Board of Directors
of The Southern Connecticut Gas Company:

In our opinion, the accompanying balance sheet and the related statements of operations, of comprehensive income, of cash flows, and of changes in common stock equity present fairly, in all material respects, the financial position of The Southern Connecticut Gas Company at December 31, 2009 and the results of its operations and its cash flows for the period January 1, 2010 to November 16, 2010 and the year ended December 31, 2009 (the "predecessor periods") in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

March 31, 2011

PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1700, 2001 Market Street, Philadelphia, PA 19103-7042
T: (267) 330 3000, F: (267) 330-3300, www.pwc.com/us

Report of Independent Auditors

To the Shareholder and Board of Directors
of The Southern Connecticut Gas Company:

In our opinion, the accompanying balance sheet and the related statements of operations, of comprehensive income, of cash flows, and of changes in common stock equity present fairly, in all material respects, the financial position of The Southern Connecticut Gas Company at December 31, 2010 and the results of its operations and its cash flows for the period from November 17, 2010 to December 31, 2010 (the "successor period") in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

March 31, 2011

PricewaterhouseCoopers LLP, 300 Atlantic Street, Stamford, CT 06901
T: (203) 539 3000, F: (813) 207 3999, www.pwc.com/

The Southern Connecticut Gas Company
Statements of Operations (1)

	Successor		Predecessor
	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Operating Revenues
Sales and services	$61,736	$292,842	$333,113
Operating Expenses
Natural gas purchased	35,735	158,437	177,489
Other operating expenses	7,861	55,843	73,600
Maintenance	1,172	7,480	8,372
Depreciation and amortization	2,086	15,519	17,241
Goodwill impairment	-	178,885	-
Other taxes	3,192	17,648	23,359
Total Operating Expenses	50,046	433,812	300,061
Operating Income (Loss)	11,690	(140,970)	33,052
Other (Income)	(109)	(452)	(263)
Other Deductions	247	227	1,558
Interest Charges	1,707	14,786	18,892
Income (Loss) Before Income Taxes	9,845	(155,531)	12,865
Income Taxes	4,039	7,936	(1,954)
Net Income (Loss)	$5,806	$(163,467)	$14,819
The accompanying notes are an integral part of our financial statements.

The Southern Connecticut Gas Company
Statements of Comprehensive Income (1)

	Successor		Predecessor
	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Net Income (Loss)	$5,806	$(163,467)	$14,819
Other Comprehensive Income (Loss), Net of Tax	156	266	701
Comprehensive Income (Loss)	$5,962	$(163,201)	$15,520
The accompanying notes are an integral part of our financial statements.

(1) For the period November 17, 2010 to December 31, 2010 (Successor), the period January 1, 2010 to November 16, 2010 (Predecessor), and the Year Ended December 31, 2009 (Predecessor)

The Southern Connecticut Gas Company
Balance Sheets

	Successor	Predecessor
December 31,	2010	2009
(Thousands)
Assets
Current Assets
Cash and cash equivalents	$11,542	$17,065
Accounts receivable and unbilled revenues, net	69,684	58,785
Accounts receivable from affiliates	1,256	668
Natural gas in storage, at average cost	48,578	62,873
Materials and supplies, at average cost	883	870
Deferred income taxes	1,919	474
Prepaid taxes	1,853	4,414
Prepayments and other current assets	2,570	5,761
Total Current Assets	138,285	150,910
Utility Plant, at Original Cost
Natural gas	624,151	612,531
Less accumulated depreciation	165,966	159,485
Net Utility Plant in Service	458,185	453,046
Construction work in progress	2,375	868
Total Utility Plant	460,560	453,914
Other Property and Investments	12,422	11,442
Regulatory and Other Assets
Regulatory assets
Unfunded future income taxes	21,725	80,222
Environmental remediation costs	2,522	3,022
Deferred purchased gas	14,922	19,051
Low income program	25,906	30,295
Pension and other postretirement benefits	65,937	74,555
Other	63,688	14,276
Total regulatory assets	194,700	221,421
Other assets
Goodwill	132,474	263,645
Other	6,110	7,965
Total other assets	138,584	271,610
Total Regulatory and Other Assets	333,284	493,031
Total Assets	$944,551	$1,109,297
The accompanying notes are an integral part of our financial statements.

The Southern Connecticut Gas Company
Balance Sheets

	Successor	Predecessor
December 31,	2010	2009
(Thousands, except shares)
Liabilities
Current Liabilities
Current portion of long-term debt	$33,713	$40,000
Notes payable	7,000	-
Accounts payable and accrued liabilities	14,275	7,654
Accounts payable, natural gas purchased	29,165	25,497
Accounts payable to affiliates	1,047	1,368
Interest accrued	1,788	3,575
Taxes accrued	6,336	8,205
Other	11,863	13,553
Total Current Liabilities	105,187	99,852
Regulatory and Other Liabilities
Regulatory liabilities
Accrued removal obligations	83,377	81,400
Deferred income taxes	22,282	39,854
Pension benefits	10,070	11,398
Other	21,342	27,110
Total regulatory liabilities	137,071	159,762
Other liabilities
Deferred income taxes	5,666	93,710
Pension and other postretirement benefits	61,332	52,756
Asset retirement obligations	10,803	10,609
Other	12,947	16,588
Total other liabilities	90,748	173,663
Total Regulatory and Other Liabilities	227,819	333,425
Long-term debt	190,751	194,000
Total Liabilities	523,757	627,277
Commitments and Contingencies
Common Stock Equity Common stock ($13.33 par value, 1,876,100 shares authorized for 1,407,072 shares outstanding for 2010 and 2009)	18,761	18,761
Capital in excess of par value	396,071	401,136
Retained earnings	5,806	61,909
Accumulated other comprehensive income	156	214
Total Common Stock Equity	420,794	482,020
Total Liabilities and Equity	$944,551	$1,109,297
The accompanying notes are an integral part of our financial statements.

The Southern Connecticut Gas Company
Statements of Cash Flows

	Successor		Predecessor
	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Operating Activities
Net income (loss)	$5,806	$(163,467)	$14,819
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,112	15,645	18,055
Amortization of regulatory and other assets and liabilities, net	2,326	19,632	19,573
Deferred income taxes and investment tax credits, net	5,974	872	18,640
Pension expense	137	4,296	2,609
Goodwill impairment	-	178,885	-
Changes in current operating assets and liabilities
Accounts receivable and unbilled revenues, net	(25,496)	14,009	42,350
Customer hardship arrearage forgiveness and related programs	(611)	(7,395)	(20,578)
Inventories	10,862	3,420	33,688
Prepayments and other current assets	3,170	(6,233)	(3,215)
Accounts payable and accrued liabilities	11,638	(3,081)	(15,743)
Interest accrued	(850)	(937)	601
Taxes accrued	2,052	4,567	(1,969)
Other current liabilities	(753)	(936)	(686)
Other assets	(7,950)	(4,901)	(14,649)
Other liabilities	(3,226)	4,001	(876)
Net Cash Provided by Operating Activities	5,191	58,377	92,619
Investing Activities
Utility plant additions	-	(22,097)	(23,352)
Investments, net	-	6	(84)
Net Cash Used in Investing Activities	-	(22,091)	(23,436)
Financing Activities
Repurchase of common stock	-	-	-
Repayment of first mortgage bonds	-	(40,000)	-
Notes payable	2,100	4,900	(55,100)
Dividends paid on common stock	-	(14,000)	(11,000)
Net Cash Provided by (Used in) Financing Activities	2,100	(49,100)	(66,100)
Net Increase (Decrease) in Cash and Cash Equivalents	7,291	(12,814)	3,083
Cash and Cash Equivalents, Beginning of Period	4,251	17,065	13,982
Cash and Cash Equivalents, End of Period	$11,542	$4,251	$17,065
The accompanying notes are an integral part of our financial statements.

The Southern Connecticut Gas Company
Statements of Changes in Common Stock Equity
(Predecessor)

	Common Stock Outstanding $13.33 Par Value		Capital in Excess of	Retained Earnings	Accumulated Other Comprehensive
(Thousands, except shares)	Shares	Amount	Par Value	(Deficit)	(Loss) Income	Total
Balance, January 1, 2009	1,407,072	$18,761	$401,136	$58,090	$(487)	$477,500
Net income				14,819		14,819
Other comprehensive income, net of tax					701	701
Comprehensive income						15,520
Dividends				(11,000)		(11,000)
Balance, December 31, 2009	1,407,072	18,761	401,136	61,909	214	482,020
Net (loss)				(163,467)		(163,467)
Other comprehensive (loss), net of tax					266	266
Comprehensive (loss)						(163,201)
Dividends – common stock				(14,000)		(14,000)
Balance, November 16, 2010	1,407,072	$18,761	$401,136	$(115,558)	$480	$304,819
The accompanying notes are an integral part of our financial statements.

(Successor)

	Common Stock Outstanding $13.33 Par Value		Capital in Excess of	Retained Earnings	Accumulated Other Comprehensive
(Thousands, except shares)	Shares	Amount	Par Value	(Deficit)	Income	Total
Balance, November 17, 2010	1,407,072	$18,761	$396,071	-	-	$414,832
Net income				5,806		5,806
Other comprehensive income, net of tax					$156	156
Comprehensive income						5,962
Balance, December 31, 2010	1,407,072	$18,761	$396,071	$5,806	$156	$420,794
The accompanying notes are an integral part of our financial statements.

Notes to Financial Statements

The Southern Connecticut Gas Company

Note 1. Significant Accounting Policies

Background: The Southern Connecticut Gas Company (SCG, the company, we, our, us) conducts natural gas transportation and distribution operations in Connecticut serving approximately 175,000 customers in its service territory of approximately 560 square miles with a population of approximately 808,000. SCG's service territory extends along the southern Connecticut coast from Westport to Old Saybrook and includes the communities of Bridgeport and New Haven. The company’s natural gas system consists of transmission and distribution lines, all of which are located in the state of Connecticut. The transmission distribution system consists of 3,751 miles of pipeline.

SCG is the principal operating utility of Connecticut Energy Corporation (CEC), a wholly-owned subsidiary of UIL Holdings Corporation (UIL Holdings).  On November 17, 2010, UIL Holdings purchased CEC from Iberdrola USA, Inc. (Iberdrola USA) a wholly-owned subsidiary of Iberdrola, S.A. (Iberdrola), a corporation organized under the laws of the Kingdom of Spain.  We operate under the authority of the Connecticut Department of Public Utility Control (DPUC) in Connecticut and are also subject to regulation by the Federal Energy Regulatory Commission (FERC).

We have evaluated events or transactions that occurred after December 31, 2010, for inclusion in these financial statements through March 31, 2010, which is the date these financial statements were available to be issued.

During the preparation of our 2010 financial statements, management determined that our previously issued financial statements for the year ended December 31, 2009, included errors related to the recording of certain adjustments including the overstatement of unbilled revenues and accounts receivable in the amount of approximately $1.4 million. Management has concluded that these errors did not have a material impact on the financial statements for the year ended December 31, 2009, and therefore the corrections were recorded within financial statements for the predecessor period ended November 16, 2010.

If the financial statements for 2009 were revised to reflect the errors including the identified item above and the expense of unamortized debt expense discussed in the "Early retirement of debt" section of Note 1, income before income taxes for the year ended December 31, 2009, would have been increased to approximately $14,171,000 and net income would have been increased to approximately $15,467,000.

Accounts receivable: Accounts receivable include unbilled revenues of $18 million at December 31, 2010 and 2009, and are shown net of an allowance for doubtful accounts of $2 million at December 31, 2010, and $4 million at December 31, 2009. Accounts receivable do not bear interest, although late fees may be assessed. Bad debt expense was $19 million for the predecessor period January 1, to November 16, 2010, $1.4 million for the successor period November 17, to December 31, 2010, and $23 million for 2009.

Unbilled revenues represent estimates of receivables for energy provided but not yet billed. The estimates are determined based on various assumptions, such as current month energy load requirements, billing rates by customer classification and delivery loss factors. Changes in those assumptions could significantly affect the estimates of unbilled revenues.

Notes to Financial Statements

The Southern Connecticut Gas Company

The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable, determined based on experience for each service region and operating segment. Each month we review our allowance for doubtful accounts and past due accounts over 90 days and/or above a specified amount, and review all other balances on a pooled basis by age and type of receivable. When we believe that a receivable will not be recovered, we charge off the account balance against the allowance. Changes in assumptions about input factors and customer receivables, which are inherently uncertain and susceptible to change from period to period, could significantly affect the allowance for doubtful accounts estimates. During the predecessor period January 1, to November 16, 2010, we recorded an increase in the allowance for doubtful accounts of $1.3 million because we no longer consider customer security deposits when we determine the amount of our allowance for doubtful accounts.

Asset retirement obligations: We record the fair value of the liability for an asset retirement obligation (ARO) and/or a conditional ARO in the period in which it is incurred and capitalize the cost by increasing the carrying amount of the related long-lived asset. We adjust the liability to its present value periodically over time, and depreciate the capitalized cost over the useful life of the related asset. Upon settlement we will either settle the obligation at its recorded amount or incur a gain or a loss. We defer any timing differences between rate recovery and depreciation expense as either a regulatory asset or a regulatory liability.

The term conditional ARO refers to an entity's legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. If an entity has sufficient information to reasonably estimate the fair value of the liability for a conditional ARO, it must recognize that liability at the time the liability is incurred.

Our ARO, including our estimated conditional ARO, was $11 million at December 31, 2010 and 2009. The ARO consists primarily of obligations related to removal or retirement of: asbestos, PCB-contaminated equipment, gas pipeline and cast iron gas mains. The long-lived assets associated with our AROs are gas storage property, distribution property and other property.

Accrued removal obligations: We meet the accounting requirements concerning regulated operations, and recognize a regulatory liability, for financial reporting purposes only, for the difference between removal costs collected in rates and actual costs incurred. We classify those amounts as accrued removal obligations.

Statements of cash flows: We consider all highly liquid investments with a maturity date of three months or less when acquired to be cash equivalents and those investments are included in cash and cash equivalents.

	Successor	Predecessor
Supplemental Disclosure of Cash Flows Information	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Cash paid (received) during the period:
Interest, net of amounts capitalized	$2,497	$16,155	$16,819
Income taxes, net of cash paid	-	$(2,036)	$(19,590)

Notes to Financial Statements

The Southern Connecticut Gas Company

We have decreased utility plan additions by $1.6 million for amounts payable as of December 31, 2010.

Depreciation and amortization: We determine depreciation expense using the straight-line method, based on the average service lives of groups of depreciable property, which include estimated cost of removal. The weighted-average service lives of certain classifications of property are: distribution property – 52 years, gas storage property – 38 years and other property – 31 years. Our depreciation accruals were equivalent to 2.9% of average depreciable property for 2010 and 2009.

We charge repairs and minor replacements to operating expense, and capitalize renewals and betterments, including certain indirect costs. We charge the original cost of utility plant retired or otherwise disposed of to accumulated depreciation.

Goodwill: We perform an annual goodwill impairment test during the third quarter of each year. We update the test between annual tests if events or circumstances occur that would more likely than not reduce the fair value of a reporting unit below its carrying value. The annual analysis of a potential impairment of goodwill requires a two step process. Step one of the impairment test involves comparing the fair value of a reporting unit with its carrying value, including goodwill. If the carrying value of a reporting unit exceeds its fair value, step two must be performed to determine the amount, if any, of goodwill impairment loss. If the carrying value is less than the fair value, further testing for goodwill impairment is not performed.

Step two of the goodwill impairment test involves comparing the implied fair value of the reporting unit’s goodwill against the carrying value of the goodwill. Under step two, determining the implied fair value of goodwill requires the valuation of a reporting unit’s identifiable tangible and intangible assets and liabilities as if the reporting unit had been acquired in a business combination on the testing date. The difference between the fair value of the entire reporting unit as determined in step one and the net fair value of all identifiable assets and liabilities represents the implied fair value of goodwill. A goodwill impairment charge, if any, would be the difference between the carrying amount of goodwill and the implied fair value of goodwill upon the completion of step two.

In performing the annual impairment test, for purposes of the step one analysis, we base the determination of the fair value on the income approach, which estimates fair value based on discounted future cash flows. Based on the completion of step one of the annual impairment analysis, management determined that the fair value of SCG was greater than its carrying value in 2009.

We may be required to recognize an impairment of goodwill in the future due to market conditions or other factors related to our performance. Those market events could include a decline in the forecasted results in our business plan, significant adverse rate case results, changes in capital investment budgets or changes in interest rates that could permanently impair the fair value of a reporting unit. Recognition of impairments of a significant portion of goodwill would negatively affect our reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to maintain our credit ratings, secure financing on attractive terms, maintain compliance with debt covenants and meet expectations of our regulators.

Notes to Financial Statements

The Southern Connecticut Gas Company

As a result of Iberdrola USA’s decision in May 2010 to sell SCG we updated our impairment test of goodwill in accordance with the two step process described above. We determined that the carrying value of SCG exceeded the purchase price agreed to by UIL Holdings, resulting in a goodwill impairment of $179 million. (See Note 2.)

New accounting standards adopted: We have adopted new accounting standards issued by the Financial Accounting Standards Board (FASB) as explained below.

Fair value measurements: The FASB has issued a number of new standards related to fair value measurements. In April 2009 the FASB issued two new standards related to fair value measurements, which we began applying effective April 1, 2009:

•
One of the new standards provides guidance for determining fair value when the volume and level of activity for an asset or liability have significantly decreased and for identifying transactions that are not orderly. It provides additional guidance to entities for estimating fair value in accordance with existing requirements when the volume and level of activity for an asset or a liability has significantly decreased. Even in those circumstances, and without considering the valuation technique(s) used, the intention of fair value measurement does not change. The new standard also provides guidance for identifying circumstances that indicate a transaction is not orderly. In addition, it amends the disclosures in connection with fair value measurements to require disclosure in interim and annual periods about the inputs and valuation techniques used to measure fair value as well as a discussion of any changes in them during the period; and to require disclosures concerning debt and equity securities according to major security types.

•
The other new standard provides amended guidance concerning the recognition and presentation of other-than-temporary impairments. It amends the guidance in U.S. generally accepted accounting principles for other-than-temporary impairment of debt securities (but not equity securities) to make it more operational and to improve the financial statement presentation and disclosure of other-than-temporary impairments on debt and equity securities.

In August 2009 the FASB issued an accounting standards update to provide amended guidance concerning the fair value measurement of liabilities. The key provisions of the amendments include clarification about valuation techniques that are to be used in circumstances in which a quoted price in an active market for the identical liability is not available and that a reporting entity is not to include a separate input or adjustments to other inputs to reflect the existence of a restriction that prevents the transfer of a liability. The amended guidance is effective for an entity’s first reporting period (including interim periods) beginning after issuance of the update. We initially began applying the guidance effective October 1, 2009.

In January 2010 the FASB issued amendments to improve disclosures about fair value measurements. New disclosures that are or will be required include: 1) details of transfers in and out of Level 1 and Level 2 of the fair value measurement hierarchy, and 2) gross presentation of roll forward activity within Level 3 – separate presentation of information about purchases, sales, issuances and settlements. Entities will also have to provide fair value measurement disclosures for each class of assets and liabilities, as well as disclosures about inputs and valuation techniques for both recurring and nonrecurring Level 2 and Level 3 fair value measurements. The amendments are effective for interim and annual reporting periods beginning after December 15, 2009, except that the disclosures about Level 3 roll forward activity are effective for fiscal years beginning after December 15, 2010, and interim periods within those fiscal years.

Notes to Financial Statements

The Southern Connecticut Gas Company

Our adoption of the new standards related to fair value measurements had no effect on our financial position, results of operation or cash flows. Our adoption of the amendments concerning Level 3 roll forward activity effective for fiscal years beginning on or after January 1, 2011, and interim periods within those fiscal years, will not affect our results of operation, financial position or cash flows.

Other (Income) and Other Deductions:

	Successor		Predecessor
	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Interest and dividend income	$(71)	$(232)	$(163)
Allowance for funds used during construction	(5)	(36)	-
Miscellaneous	(33)	(184)	(100)
Total other (income)	$(109)	$(452)	$(263)
Civic donations	$80	$45	$45
Early retirement of debt	-	-	1,137
Miscellaneous	167	182	376
Total other deductions	$247	$227	$1,558

Early retirement of debt: In October 2008 SCG paid premiums of $11 million in connection with the early retirement of $25 million of long-term debt that was subject to special redemption or put options in the event of a change in control. Energy East’s merger with Iberdrola in 2008 qualified for such a change in control. SCG is not allowed rate recovery for such losses on reacquired debt. In early 2009 we identified and expensed another $1 million of unamortized debt expense that should have been expensed in 2008 in connection with the early retirement of debt. Management believes that the $1 million is not material to either our 2009 or 2008 results of operation.

Regulatory assets and regulatory liabilities: We currently meet the requirements concerning accounting for regulated operations for our natural gas operations in Connecticut; however, we cannot predict what effect the competitive market or future actions of regulatory entities would have on our ability to continue to do so. If we were to no longer meet the requirements concerning accounting for regulated operations for all or a separable part of our regulated operations, we may have to record certain regulatory assets and regulatory liabilities as an expense or as revenue, or include them in accumulated other comprehensive income.

Pursuant to the requirements concerning accounting for regulated operations we capitalize, as regulatory assets, incurred and accrued costs that are probable of recovery in future natural gas rates. Substantially all regulatory assets for which funds have been expended are either included in rate base or are accruing carrying costs. We also record, as regulatory liabilities, obligations to refund previously collected revenue or to spend revenue collected from customers on future costs.

Notes to Financial Statements

The Southern Connecticut Gas Company

Unfunded future income taxes and deferred income taxes are amortized as the related temporary differences reverse. Other regulatory assets and other regulatory liabilities are amortized over various periods in accordance with our current rate plan. Amortization of total regulatory assets net of amortization of total regulatory liabilities was $18 million for the predecessor period January 1, to November 16, 2010, $2 million for the successor period November 17 to December 31, 2010, and $20 million for 2009.

Other regulatory assets and other regulatory liabilities consisted of:

	Successor	Predecessor
December 31,	2010	2009
(Thousands)
Other postretirement benefits	$14,495	$2,701
Rate surcharge	8,857	3,834
Premium on debt	30,464	-
Other	9,872	7,741
Total other regulatory assets	$63,688	$14,276
Deferred natural gas costs	-	$6,114
Revenue sharing	$7,058	8,763
Asset retirement obligations	2,761	2,687
Pension	7,618	3,984
Other	3,905	5,562
Total other regulatory liabilities	$21,342	$27,110

Related party transactions: Iberdrola USA Management Corporation provides various administrative and management services to Iberdrola USA's operating utilities, including SCG, pursuant to service agreements. The cost of those services is allocated in accordance with methodologies set forth in the service agreements. The cost allocation methodologies vary depending on the type of service provided. Management believes such allocations are reasonable. The cost for services provided to SCG by Iberdrola USA Management Corporation for the predecessor periods was approximately $8 million for January 1, to November 16, 2010, and $9 million for 2009.

UIL Holdings provides various administrative and management services to its regulated subsidiaries including SCG.  The cost of services provided to SCG by UIL Holdings was approximately $0.5 million for the period November 17, to December 31, 2010.

Revenue recognition: We recognize revenues upon delivery of natural gas and gas-related products and services to our customers. Regulated natural gas operations revenues are based on rates authorized by the DPUC. We are required to provide natural gas service to residential customers within our defined service territory and we are precluded by Connecticut state law from discontinuing service to hardship residential customers during a winter moratorium period (November – April).

In addition, we accrue revenue pursuant to the various regulatory provisions to record regulatory assets for revenues that will be collected in the future.

Risk management: We have a purchased gas adjustment clause that allows us to recover through rates any changes in the market price of purchased natural gas, substantially eliminating our exposure to natural gas price risk. We do not hedge the cost of natural gas for the benefit of customers.

Notes to Financial Statements

The Southern Connecticut Gas Company

Taxes: We compute our income tax provision on a separate return method. The determination and allocation of our income tax provision and its components are outlined and agreed to in our tax sharing agreement with Iberdrola USA for the predecessor periods.

Deferred income taxes reflect the effect of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and the amount recognized for tax purposes. We amortize investment tax credits over the estimated lives of the related assets.  We account for sales tax collected from customers and remitted to taxing authorities on a net basis.

We classify all interest and penalties related to uncertain tax positions as income tax expense.

Use of estimates and assumptions: The preparation of our financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions are used for, but not limited to: (1) allowance for doubtful accounts and unbilled revenues; (2) asset impairments, including goodwill; (3) depreciable lives of assets; (4) income tax valuation allowances; (5) uncertain tax positions; (6) reserves for professional, workers’ compensation, and comprehensive general insurance liability risks; (7) contingency and litigation reserves; and (8) environmental remediation liability. Future events and their effects cannot be predicted with certainty; accordingly, our accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of our financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as our operating environment changes. We evaluate and update our assumptions and estimates on an ongoing basis and may employ outside experts to assist in our evaluations, as considered necessary. Actual results could differ from those estimates.

Note 2. Goodwill

Effective September 16, 2008, Iberdrola S.A purchased all the outstanding stock of Energy East Corporation. The accounting guidance for business combinations as it relates to push down accounting is addressed in SEC Staff Accounting Bulletin No. 54, Application of "Push Down" Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase. However, in Accounting Standards Codification (ASC) 805-50-S99, the Task Force reached a consensus that push-down accounting is not required for companies that are not SEC registrants. As such, we elected to maintain the books and records on a historical cost basis and the accompanying predecessor financial statements have not been adjusted to reflect purchase accounting by Iberdrola.

We do not amortize goodwill, but test it for impairment at least annually. Impairment testing includes various assumptions, primarily the discount rate, which is based on an estimate of our marginal, weighted-average cost of capital, and forecasted cash flows. We test the reasonableness of the conclusions of our impairment testing using a range of discount rates and a range of assumptions for long-term cash flows. Iberdrola USA’s decision in May 2010 to sell SCG represented a triggering event and we immediately performed an impairment test of the goodwill for SCG in accordance with the two step process described in Note 1.  We allocated $667 million of the total purchase price to SCG, including estimated working capital adjustments. We determined that the carrying value of SCG exceeded the purchase price agreed to by UIL Holdings, resulting in a goodwill impairment of $179 million.

Notes to Financial Statements

The Southern Connecticut Gas Company

On November 17, 2010, we recorded an adjustment to goodwill, increasing it by $47 million to reflect the fair value as a result of the purchase by UIL Holdings.

The carrying amount of goodwill as of December 31, 2010 and 2009, is shown in the following table. Goodwill was not adjusted to reflect Iberdrola’s purchase of Energy East and its subsidiaries, including SCG. Goodwill was adjusted to reflect UIL Holdings’ purchase.

	Successor		Predecessor
	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Balance at beginning of period
Goodwill	$132,474	$263,645	$263,645
Accumulated impairment losses	-	-	-

Impairment for sale of SCG	-	(178,885)	-
Balance at end of period
Goodwill	132,474	$263,645	263,645
Accumulated impairment losses	-	(178,885)	-
	$132,474	$84,760	$263,645

Note 3. Income Taxes

	Successor		Predecessor
	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Current
Federal	$(1,739)	$6,627	$(16,184)
State	(196)	437	(4,409)
Current taxes (benefit) charge to expense	(1,935)	7,064	(20,593)
Deferred
Federal	5,683	290	16,004
State	291	611	2,702
Deferred taxes charged to expense	5,974	901	18,706
Investment tax credit amortization	-	(29)	(67)
Total	$4,039	$7,936	$(1,954)

The significant increase in current income tax expense in 2010 compared to 2009 is driven primarily by the effect of filing our 2008 federal and state income tax returns in September 2009. Those filings included a significant one-time tax deduction related to previously capitalized repair costs. The one-time deduction is a temporary difference between book and tax expense and requires normalization, resulting in an offsetting deferred tax expense and is the primary driver of the significant decrease in deferred income tax expense in 2010 as compared to 2009.

Notes to Financial Statements

The Southern Connecticut Gas Company

Our tax expense differed from the expense at the statutory rate of 35% due to the following:

	Successor		Predecessor
	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Tax expense at statutory rate	$3,446	$(54,436)	$4,503
Depreciation and amortization not normalized	38	(1,053)	(1,740)
Investment tax credit amortization	-	(29)	(67)
Removal costs	(32)	(438)	(710)
Uncollectible reserves and programs	72	1,475	(2,577)
Goodwill	-	62,610	-
Tax return and audit adjustment	-	(1,436)	(1,168)
State taxes, net of federal benefit	62	681	(1,110)
Other, net	453	562	915
	$4,039	$7,936	$(1,954)

Income taxes were $.6 million more than the federal statutory rate of 35% for the 2010 successor period. For the predecessor periods, income taxes were $62.4 million more than they would have been at the federal statutory rate for January 1, to November 16, 2010, and $6.4 million less in 2009. The successor 2010 effective tax rate was higher than the statutory rate primarily due to the effects of recurring flow-through items. The predecessor 2010 effective tax rate was higher than the statutory rate primarily due to goodwill impairment. The 2009 effective tax rate was lower than the statutory rate primarily due to recurring flow-through effects including book tax depreciation, uncollectible reserves and programs and differences in the 2008 filed tax return compared to the 2008 booked tax expense including benefits related to the early retirement of assets.

Our deferred tax assets and liabilities consisted of:

	Successor	Predecessor
December 31,	2010	2009
(Thousands)
Current Deferred Income Tax Assets	$1,919	$474
Noncurrent Deferred Income Tax Liabilities (Assets)
Depreciation	$1,896	$104,875
Unfunded future income taxes	21,725	31,975
Accumulated deferred investment tax credits	-	35
Pension	(6,730)	(5,132)
Postretirement benefits	(664)	(388)
Other	11,721	2,199
Total Noncurrent Deferred Income Tax Liabilities	27,948	133,564
Less amounts classified as regulatory liabilities
Deferred income taxes	22,282	39,854
Noncurrent Deferred Income Tax Liabilities	$5,666	$93,710

Deferred tax assets	$9,313	$5,994
Deferred tax liabilities	35,342	139,084
Net Accumulated Deferred Income Tax Liabilities	$26,029	$133,090

Notes to Financial Statements

The Southern Connecticut Gas Company

We have no federal tax credit or loss carryforwards and no valuation allowances.

	Successor	Predecessor
Reconciliation of Gross Income Tax Reserves	2010	2009
(Thousands)
Balance as of January 1	$4,053	-
Increases for tax positions related to prior years	-	$4,053
Decreases due to acquisition by UIL Holdings	(4,053)	-
Balance as of December 31	-	$4,053

There were no gross unrecognized tax benefits as of December 31, 2010. Gross income tax reserves decreased $4.1 million in 2010 primarily due to the elimination of the property related accumulated deferred income taxes in connection with the sale of SCG to UIL Holdings.

We have been audited through 2005 for federal income taxes. The statute of limitations in Connecticut has expired for all years through 2006. Our federal returns for 2006 through 2009 are currently under review. We anticipate that the reviews will be completed in 2011. We cannot predict the ultimate outcome of the reviews.

As a result of the passage of The Small Business Jobs Act in September 2010 and the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 in December 2010, certain capital additions qualify for 50% bonus depreciation and 100% expensing, respectively, for tax purposes. We have elected to apply the 50% bonus and 100% expensing to the additions we have determined qualify for this accelerated tax depreciation.  There is no earnings effect related to this election as the accelerated tax depreciation creates a temporary difference that requires the establishment of a deferred tax liability.

Note 4. Long-term Debt

At December 31, 2010 and 2009, our long-term debt was (in thousands):

			Successor	Predecessor
	Interest Rates	Maturity	2010	2009
First mortgage bonds
Medium Term Note I	6.880% - 7.950%	2026 - 2028	$29,000	$29,000
Medium Term Note II	6.590%	2011	30,000	70,000
Medium Term Note III	5.772% - 6.380%	2025 - 2037	85,000	85,000
Medium Term Note IV	7.500%	2018	50,000	50,000
Total first mortgage bonds			194,000	234,000
Unamortized premium on debt			30,464	-
			224,464	234,000
Less current portion, included in current liabilities			33,713	40,000
Total			$190,751	$194,000

We have no intercompany collateralizations and have no guarantees to affiliates or subsidiaries. Our debt has no guarantees from our parent or any additional credit supports. First mortgage bonds are secured with fixed assets.

As of November 17, 2010, we recorded $30 million of debt premiums with an offset to a regulatory asset to reflect the fair value of the debt at the time of the purchase by UIL Holdings.

Notes to Financial Statements

The Southern Connecticut Gas Company

At December 31, 2010, long-term debt, including sinking fund obligations (in thousands) that will become due during the next five years is:

2011	2012	2013	2014	2015
$33,713	$2,517	$2,517	$2,517	$2,517

Note 5. Bank Loans and Other Borrowings

For the successor period, we are a joint borrower with the other operating utilities under UIL Holdings in a revolving credit agreement with a group of banks named therein that will expire on November 17, 2014 (the credit facility). Our borrowing limit under the credit facility is $150 million. The credit facility permits borrowings at fluctuating interest rates and also permits borrowings for fixed periods of time specified by each borrower at fixed interest rates determined by the Eurodollar interbank market in London (LIBOR). The credit facility also permits the issuance of letters of credit of up to $50 million.

We draw on our credit facilities to finance working capital needs, to temporarily finance certain refundings and for other corporate purposes. We had $7 million of short-term debt outstanding at December 31, 2010 and no short-term debt at December 31, 2009.

Note 6. Commitments and Contingencies

Lease obligations: SCG has lease arrangements for data processing equipment, office equipment, office space and land. Operating leases, which are charged to operating expense, consist principally of leases of office space and facilities, land, railroad rights of way and a wide variety of equipment. The future minimum lease payments under these operating leases are estimated to be as follows:

(In Thousands)
2011	$1,692
2012	1,692
2013	141
2014	-
2015	-
2016 - after	-
Total	$3,525

Note 7. Environmental

We own or have previously owned property where Manufactured Gas Plants (MGPs) operated historically. MGP operations have led to contamination of soil and groundwater with petroleum hydrocarbons, benzene and metals, among other things, at these properties, the regulation and cleanup of which is regulated by the Resource Conservation and Recovery Act (RCRA) as well as other federal and state statutes and regulations. Under the existing regulations, the cleanup of such sites requires state and at times, federal, regulators’ involvement and approval before cleanup can commence. In certain cases, such contamination has been evaluated, characterized and remediated. In other cases, the sites have been evaluated and characterized, but not yet remediated. Finally, at some of these sites, the scope of the contamination has not yet been fully characterized, as such, no liability was recorded as of December 31, 2010. We

Notes to Financial Statements

The Southern Connecticut Gas Company

have, in the past, received approval for the recovery, in our rates, of MGP-related remediation expenses and expect to seek recovery in rates for ongoing MGP-related remediation expenses for all of its MGP sites.

SCG owns property on Pine Street in Bridgeport, CT, the site of one of its former operations centers and a former MGP operation. As a result of litigation that was initiated by an abutting property owner, SCG entered into a consent order with the Connecticut Department of Environmental Protection (CDEP) for the cleanup of the site in 1998. The remediation of the site is being completed in two parts. Part A addressed ground water, free product and contamination that migrated to an abutting property and is completed. Part B addresses soil contamination at the site and is to be addressed by an approved engineered cap with a land use restriction. SCG recently received CDEP’s comments on its plan and is addressing these comments. Property located at 110 Pine Street, part of the original site, was sold in 1983. SCG may be subject to remediation expenses for this part of the site as a former owner of the property, the amount of which cannot be estimated at this time. This property is not part of the current remediation plan. Future remediation costs, for which we will seek recovery in rates, are expected to be in the range of $2 to $3 million. As of December 31, 2010, SCG has recorded a liability of $1.9 million for this site.

SCG owns property on Housatonic Avenue in Bridgeport, a former MGP site. The site is currently leased from SCG to a soil reclamation company. Remediation of waste and contaminants associated with historic use of the site as an MGP, including potential groundwater contamination and soil contamination, has not commenced. Costs associated with the remediation of the site could be significant and will be subject to a review by the DPUC as to whether these costs are recoverable in rates. SCG cannot presently estimate the costs of remediation or the likelihood of recoverability. As such, as of December 31, 2010, no liability related to this claim has been recorded.

SCG owns property located on Chapel Street in New Haven, CT, the site of one of its former operations centers and a former MGP site. The site is currently leased from SCG to Petroleum Terminals, Inc. Some portions of the original site, referred to as East Street, were sold in 1978. Limited remediation has occurred on two occasions, once in 1995 and again in 2008 to prevent contaminated ground water from migration into the adjacent waterway. These remediation activities were prompted by breaks in the underground piping causing releases that required immediate resolution. Costs associated with the most recent remediation approximated $1.2 million and were disallowed by the DPUC in the 2009 SCG rate case decision and therefore, will not be recovered in customer rates. Other parts of the original site, including a parcel located on St. John's Street were sold by SCG prior to 1978. SCG may be subject to remediation expenses for this part of the site as a former owner of the property, the amount of which cannot be estimated at this time. Costs associated with the remediation of the site could be significant and will be subject to a review by the DPUC as to whether these costs are recoverable in rates. UIL Holdings cannot presently estimate the costs of remediation or the likelihood of recoverability. As such, as of December 31, 2010, no liability related to this claim has been recorded.

Notes to Financial Statements

The Southern Connecticut Gas Company

Note 8. Fair Value of Financial Instruments and Fair Value Measurements

The carrying amounts and estimated fair values of our financial instruments are shown in the following table. Carrying amounts include related debt premiums.

	Successor		Predecessor
December 31,	2010		2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
(Thousands)
First mortgage bonds	$224,464	$222,760	$234,000	$236,427

The carrying amounts for cash and cash equivalents, accounts receivable, notes payable and interest accrued approximate their estimated fair values.

We value all fixed rate long-term debt, whether unsecured or secured by a first mortgage lien, taxable or tax-exempt, by assigning a market-based yield for each security and then deriving the price from the yield. Market-based yields are determined by observing secondary market trading levels for debt of similar maturity, rating, tax and structural characteristics.

Assets and liabilities measured at fair value on a recurring basis

	Fair Value Measurements at December 31, Using
Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(Thousands)
Successor 2010
Assets
Noncurrent investments available for sale	$7,854	$7,854	-	-
Derivative	4	-	-	$4
Total	$7,858	$7,854	-	$4
Predecessor 2009
Assets
Noncurrent investments available for sale	$6,920	$6,920	-	-
Derivative	19	-	-	$19
Total	$6,939	$6,920	-	$19

We had no significant transfers to or from Level 1 and 2 during the year ended December 31, 2010. Our policy is to recognize transfers in and transfers out as of the actual date of the event or change in circumstances that causes a transfer, if any.

Notes to Financial Statements

The Southern Connecticut Gas Company

Valuation techniques: We measure the fair value of our noncurrent investments available for sale using quoted market prices in active markets for identical assets. The investments primarily consist of money market funds, but also include some fixed income and equity investments.

We determine the fair value of our fleet fuel derivatives using a proprietary calculation (unobservable to the market) and include the fair value measurements in Level 3. We determine the fair value of fleet fuel derivative contracts by comparing the initial cost of the derivative contracts to the exchange-based settlement price as described in New York Mercantile Exchange Rulebook Chapter 6 Section 6.51(a) adjusted by a calculated rolling three-year locational basis derived from actual company purchases of fleet fuel within a particular fleet fueling location.

Instruments measured at fair value on a recurring basis using significant unobservable inputs

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
		Derivatives, Net
	Successor		Predecessor
	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Beginning balance	$(19)	$19	$(341)
Total gains (losses) (realized/unrealized)
Included in earnings	1	(5)	247
Included in other comprehensive income	22	(33)	113
Ending balance	$4	$(19)	$19
Total losses for the period included in earnings attributable to the change in unrealized gains relating to assets still held at end of period.	$4	$(19)	$19

The amounts of realized and unrealized gains and losses included in earnings for the periods (above), which are reported in the various categories indicated are:

Other operating expense
(Thousands)
Total gains (losses) included in earnings for Successor period November 17, to December 31, 2010	$1
Predecessor periods January 1, to November 16, 2010	$(5)
Year ended December 31, 2009	$247

Notes to Financial Statements

The Southern Connecticut Gas Company

Note 9. Accumulated Other Comprehensive (Loss) Income

	Predecessor				Successor
	Balance January 1, 2009	2009 Change	Balance December 31, 2009	January 1 to November 16, 2010 Change	Balance November 17, 2010	November 17, to December 31, 2010 Change	Balance December 31, 2010
(Thousands)
Net unrealized holding (losses) gains on investments, net of income tax (expense) of $(452) for 2009, $(185) for November 16, 2010, and $(92) for November 17 to December 31, 2010	$(717)	$681	$(36)	$279	-	$139	$139
Amortization of pension cost for nonqualified plans, net of income tax benefit (expense) of $81 for 2009, $1 for November 16, 2010, and $(0.3) for November 17 to December 31, 2010	435	(196)	239	9	-	1	1
Unrealized gains on derivatives qualified as hedges, net of income tax (expense) of $(45) for 2009, $(95) for November 16, 2010, and $(11) for November 17 to December 31, 2010		68		143		16
Reclassification adjustment for losses included in net income, net of income tax (benefit) expense of $(98) for 2009, $110 for November 16, 2010, and - for November 17 to December 31, 2010		148		(165)		-
Net unrealized (losses) gains on derivatives qualified as hedges (1)	(205)	216	11	(22)	-	16	16
Accumulated Other Comprehensive (Loss) Income	$(487)	$701	$214	$266	-	$156	$156
(1) See Risk management in Note 1.

Notes to Financial Statements

The Southern Connecticut Gas Company

Note 10. Retirement Benefits

We have funded noncontributory defined benefit pension plans that cover substantially all of our employees. The plans provide defined benefits based on years of service and final average salary. We also have a postretirement health care benefits plan covering substantially all of our employees. The health care plan is contributory with participants' contributions adjusted annually.

Obligations and funded status:

	Successor	Predecessor
Pension Benefits	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Change in benefit obligation
Benefit obligation at beginning of period	$135,659	$122,537	$115,347
Service cost	159	1,482	1,508
Interest cost	565	6,424	6,929
Plan amendments	-	2,057	-
Actuarial (gain) loss	(4,673)	9,008	5,460
Special termination benefits	-	520	-
Benefits paid	(588)	(6,369)	(6,707)
Benefit obligation at end of period	$131,122	$135,659	$122,537
Change in plan assets
Fair value of plan assets at beginning of period	$83,069	$86,792	$77,875
Actual return on plan assets	7,594	1,560	15,624
Employer contributions	-	1,200	-
Adjustments	-	(114)	-
Benefits paid	(588)	(6,369)	(6,707)
Fair value of plan assets end of period	$90,075	$83,069	$86,792
Funded status at end of period	$(41,047)	$(52,590)	$(35,745)

Notes to Financial Statements

The Southern Connecticut Gas Company

	Successor	Predecessor
Postretirement Benefits	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Change in benefit obligation
Benefit obligation at beginning of period	$29,259	$25,861	$24,391
Service cost	48	325	239
Interest cost	182	1,353	1,440
Plan participants’ contributions	67	468	452
Actuarial (gain) loss	(438)	3,915	1,957
Benefits paid	(312)	(2,834)	(2,684)
Transfer due to sale of SCG	43	-	-
Federal subsidy on benefits paid	-	171	66
Benefit obligation at end of period	$28,849	$29,259	$25,861
Change in plan assets
Fair value of plan assets at beginning of period	$8,474	$8,860	$7,128
Actual return on plan assets	362	1,177	1,776
Contributions	-	1,000	2,200
Benefits paid	(272)	(2,563)	(2,244)
Fair value of plan assets at end of period	$8,564	$8,474	$8,860
Funded status at end of period	$(20,285)	$(20,785)	$(17,001)

Amounts recognized in the balance sheet	Pension Benefits		Postretirement Benefits
	Successor	Predecessor	Successor	Predecessor
December 31	2010	2009	2010	2009
(Thousands)
Noncurrent liabilities	$(41,047)	$(35,745)	$(20,285)	$(17,001)

We have determined that we are allowed to defer as regulatory assets or regulatory liabilities items that would otherwise be recorded in accumulated other comprehensive income pursuant to the accounting requirements concerning defined benefit pension and other postretirement plans. Amounts recognized as regulatory assets or regulatory liabilities consist of:

	Pension Benefits		Postretirement Benefits
	Successor	Predecessor	Successor	Predecessor
December 31,	2010	2009	2010	2009
(Thousands)
Net (gain) loss	$(11,680)	$64,604	$(717)	$9,791
Prior service cost (credit)	-	$284	-	$(124)

Our accumulated benefit obligation for defined benefit pension plans at December 31 was $126 million for 2010 and $114 million for 2009.

Our postretirement benefits were partially funded at December 31, 2010 and 2009.

Notes to Financial Statements

The Southern Connecticut Gas Company

The projected benefit obligation and accumulated benefit obligation exceeded the fair value of pension plan assets at December 31, 2010 and 2009. The following table shows the aggregate projected and accumulated benefit obligations and the fair value of plan assets for the underfunded pension plans.

	Successor	Predecessor
December 31	2010	2009
(Thousands)
Projected benefit obligation	$131,122	$122,537
Accumulated benefit obligation	$125,982	$113,872
Fair value of plan assets	$90,075	$86,792

Components of net periodic benefit cost and other amounts
recognized in regulatory assets and regulatory liabilities:

	Successor	Predecessor
Pension Benefits	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Net periodic benefit cost
Service cost	$159	$1,482	$1,508
Interest cost	565	6,424	6,929
Expected return on plan assets	(587)	(7,822)	(8,955)
Amortization of prior service cost	-	117	339
Amortization of net loss	-	3,575	2,788
Special termination benefit charge	-	520	-
Net periodic benefit cost	$137	$4,296	$2,609
Other changes in plan assets and benefit obligations recognized in regulatory assets and regulatory liabilities
Net loss (gain)	-	$15,384	$(1,209)
Amortization of net (loss)	$(11,680)	(3,575)	(2,788)
Current year prior service cost	-	2,057	-
Amortization of prior service cost	-	(117)	(339)
Total recognized in regulatory assets and regulatory liabilities	(11,680)	13,749	(4,336)
Total recognized in net periodic benefit cost and regulatory assets and regulatory liabilities	$(11,543)	$18,045	$(1,727)

Notes to Financial Statements

The Southern Connecticut Gas Company

	Successor	Predecessor
Postretirement Benefits	Period November 17, to December 31, 2010	Period January 1, to November 16, 2010	Year Ended December 31, 2009
(Thousands)
Net periodic benefit cost
Service cost	$48	$325	$239
Interest cost	182	1,353	1,440
Expected return on plan assets	(83)	(607)	(476)
Amortization of prior service cost	-	(53)	64
Amortization of net loss	-	754	728
Net periodic benefit cost	$147	$1,772	$1,995
Other changes in plan assets and benefit obligations recognized in regulatory assets and regulatory liabilities
Net (gain) loss	$(717)	$4,314	$657
Amortization of net (loss)	-	(754)	(728)
Amortization of prior service cost	-	53	(64)
Total recognized in regulatory assets and regulatory liabilities	(717)	3,613	(135)
Total recognized in net periodic benefit cost and regulatory assets and regulatory liabilities	$(570)	$5,385	$1,860

We include the net periodic benefit cost in other operating expenses. The net periodic benefit cost for postretirement benefits represents the amount expensed for providing health care benefits to retirees and their eligible dependents. The amount of postretirement benefit cost deferred at December 31 was $2 million for 2010 and $3 million for 2009. We expect to recover any deferred postretirement costs by 2012. We are amortizing over 20 years the transition obligation for postretirement benefits that resulted from our adoption in 1992 of the accounting requirements concerning employers’ accounting for postretirement benefits other than pensions.

There are no amounts of net gains, losses or prior service costs that are expected to be amortized from regulatory assets or regulatory liabilities into net periodic benefit costs for the fiscal year ending December 31, 2011.

We expect that no pension benefit or postretirement benefit plan assets will be returned to us during the fiscal year ending December 31, 2010.

Weighted-average assumptions used to determine benefit obligations at December 31,	Pension Benefits		Postretirement Benefits
	2010	2009	2010	2009
Discount rate	5.30%	5.80%	5.15%	5.80%
Rate of compensation increase	3.50%	4.00%	N/A	N/A

As of December 31, 2010, we decreased our discount rate from 5.80% to 5.30%. The discount rate is the rate at which the benefit obligations could presently be effectively settled. We determined the discount rate by developing a yield curve derived from a portfolio of high grade noncallable bonds that closely matches the duration of the expected cash flows of our benefit obligations.

Notes to Financial Statements

The Southern Connecticut Gas Company

Weighted-average assumptions used to determine net periodic benefit cost for	Pension Benefits		Postretirement Benefit
year ended December 31,	2010	2009	2010	2009
Discount rate	5.80%	6.10%	5.80%	6.10%
Expected return on plan assets	8.75%	8.75%	8.00%	8.00%
Rate of compensation increase	4.00%	4.00%	N/A	N/A

We developed our expected long-term rate of return on plan assets assumption based on a review of long-term historical returns for the major asset classes, the target asset allocations and the effect of rebalancing of plan assets discussed below. That analysis considered current capital market conditions and projected conditions. We amortize unrecognized actuarial gains and losses using the standard amortization methodology, under which amounts in excess of 10% of the greater of the projected benefit obligation or market-related value are amortized over the plan participants’ average remaining service to retirement.

Assumed health care cost trend rates to determine benefit obligations at December 31	2010	2009
Health care cost trend rate assumed for next year	7.80%	8.00%
Rate to which cost trend rate is assumed to decline (the ultimate rate trend rate)	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2028	2028

Assumed health care cost trend rates have a significant effect on the amount reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1% Increase	1% Decrease
(Thousands)
Effect on total of service and interest cost	$13	$(11)
Effect on postretirement benefit obligation	$1,421	$(1,214)

Plan assets: The SCG pension plan assets were transferred as part of the acquisition on November 16, 2010. UIL Holdings is responsible for the oversight and management of these assets and has engaged BNY Mellon as the trustee and investment manager to assist in areas of asset allocation and rebalancing, portfolio strategy implementation, and performance monitoring and evaluation. Target allocations are currently being developed for the long-term. In the interim, the assets have been invested in index funds which are approximately 50% equities and 50% fixed income instruments. The governance process is similar to that of the UIL Holdings pension plan assets, including oversight by the Retirement Benefits Plans Investment Committee of the Board of Directors in conjunction with management.

Funding policy for the SCG Plan is being developed, but is expected to be similar to the UIL Holdings policy. Asset values as of December 31, 2010 were approximately $90 million. UIL Holdings did not make any contributions to the Gas Company Plans for the post acquisition period in 2010 and has a minimum funding requirement for 2011 currently estimated at $5 million. Depending upon final actuarial calculations, the 2011 contribution may ultimately range between $8 million and $10 million.

Notes to Financial Statements

The Southern Connecticut Gas Company

The SCG OPEB Plans are funded through a combination of 401(h) accounts and Voluntary Employee Benefit Association Trust (VEBA) accounts. UIL Holdings did not make any contributions to the Plan for the post acquisition period in 2010, nor does it currently plan to make a contribution in 2011.

For 2009, our pension benefits plan assets were held in Iberdrola USA’s master trust providing for a single trustee/custodian, a uniform investment manager lineup, and an efficient, cost-effective means of allocating expenses and investment performance to each plan under the master trust. Iberdrola USA’s primary investment objective is to ensure that current and future benefits obligations are adequately funded and with volatility commensurate with its tolerance for risk. Preservation of capital and achievement of sufficient total return to fund accrued and future benefits obligations are of highest concern. Iberdrola USA’s primary means for achieving capital preservation is through diversification of the trust’s investments while avoiding significant concentrations of risk in any one area of the securities markets. Within each asset group, further diversification is achieved through utilizing multiple asset managers and systematic allocation to various asset classes; providing broad exposure to different segments of the equity, fixed-income and alternative investment markets.

Iberdrola USA’s asset allocation policy is the most important consideration in achieving its objective of superior investment returns while minimizing risk. Iberdrola USA has established a target asset allocation policy within allowable ranges for its pension benefits plan assets of 58% equity securities, 27% fixed income and 15% for all other types of investments. The target allocations within allowable ranges are further diversified into 30% large cap domestic equities, 10% medium and small cap domestic equities and 18% international equity securities. Fixed income investment targets and ranges are segregated into core fixed income at 5%, long dated corporate securities 6%, annuity contracts 13% and high yield fixed income 3%. All fixed income investments are in domestic securities. Other, alternative investment targets are 5% each for real estate, absolute return and strategic markets. Systematic rebalancing within the target ranges, should any asset categories drift outside their specified ranges, increases the probability that the annualized return on the investments will be enhanced, while realizing lower overall risk.

Notes to Financial Statements

The Southern Connecticut Gas Company

The fair values of the pension benefits plan assets for SCG at December 31, 2010 and 2009, by asset category  are shown in the following table.

		Fair Value Measurements at December 31, Using
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(Thousands)
Successor 2010
Mutual funds	$90,075	$90,075	-	-
Total	$90,075	$90,075	-	-
Predecessor 2009
Cash and cash equivalents	$1,473	$36	$1,437	-
U.S. government securities	1,911	1,911	-	-
Common stocks	38,522	38,413	109	-
Registered investment companies	4,589	4,589	-	-
Corporate bonds	14,027	-	14,027	-
Preferred stocks	266	266	-	-
Common/collective trusts	13,794	-	2,409	$11,385
Partnership/joint venture interests	3,592	-	-	3,592
Real estate investments	1,564	-	-	1,564
Other investments, principally annuity and fixed income	7,054	800	1,204	5,050
Total	$86,792	$46,015	$19,186	$21,591

Valuation techniques: Iberdrola USA values its pension benefits plan assets as follows:
•
Cash and cash equivalents – Level 1: at cost, plus accrued interest, which approximates fair value. Level 2: proprietary cash associated with other investments, based on yields currently available on comparable securities of issuers with similar credit ratings.

•	U.S. government securities, Common stocks and Registered investment companies - at the closing price reported in the active market in which the security is traded.
•	Corporate bonds – based on yields currently available on comparable securities of issuers with similar credit ratings.
•	Preferred stocks – at the closing price reported in the active market in which the individual investment is traded.
•
Common/collective trusts and Partnership/joint ventures – using the Net Asset Value (NAV) provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. The NAV is classified as Level 2 if the plan has the ability to redeem the investment with the investee at NAV per share at the measurement date. Redemption restrictions or adjustments to NAV based on unobservable inputs result in the fair value measurement being classified as a Level 3 measurement if those inputs are significant to the overall fair value measurement.

•
Real estate investments – based on a discounted cash flow approach that includes the projected future rental receipts, expenses and residual values because the highest and best use of the real estate from a market participant view is as rental property.

Notes to Financial Statements

The Southern Connecticut Gas Company

•
Other investments, principally annuity and fixed income - Level 1: at the closing price reported in the active market in which the individual investment is traded. Level 2: based on yields currently available on comparable securities of issuers with similar credit ratings. Level 3: when quoted prices are not available for identical or similar instruments, under a discounted cash flows approach that maximizes observable inputs such as current yields of similar instruments but includes adjustments for certain risks that may not be observable such as credit and liquidity risks.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
(Thousands)	Corporate Bonds	Common/ Collective Trusts	Partner- ship/ Joint Venture Interests	Real Estate Invest- ments	Other Invest- ments	Total
Balance, December 31, 2008	$3	$11,113	$2,742	$1,507	$4,008	$19,373
Actual return on plan assets:
Relating to assets still held at the reporting date	-	82	82	-	-	164
Relating to assets sold during the year	-	3,606	124	(621)	-	3,109
Purchases, sales and settlements	(3)	(3,416)	644	678	1,042	(1,055)
Transfers into and/or out of Level 3	-	-	-	-
Balance, December 31, 2009	-	$11,385	$3,592	$1,564	$5,050	$21,591
Transfers into and/or out of Level 3	-	(11,385)	(3,592)	(1,564)	(5,050)	(21,591)
Balance, December 31, 2010	-	-	-	-	-	-

The fair values of other postretirement benefits plan assets for SCG at December 31, 2010 and 2009, by asset category are shown in the following table.

		Fair Value Measurements at December 31, Using
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(Thousands)
Successor 2010
Money market funds	$476	$476	-	-
Mutual funds, fixed	2,798	2,798	-	-
Mutual funds, equity	5,290	5,290	-	-
Total	$8,564	$8,564	-	-

Predecessor 2009
Money market funds	$147	$147	-	-
Mutual funds, fixed	2,683	2,683	-	-
Mutual funds, equity	4,333	4,333	-	-
Other investments	1,697	954	$395	$348
Total	$8,860	$8,117	$395	$348

Notes to Financial Statements

The Southern Connecticut Gas Company

Valuation techniques: Iberdrola USA values its postretirement benefits plan assets as follows:
•	Money market funds and Mutual funds, fixed and equity – based upon quoted market prices, which represent the NAV of the shares held.
•	Other investments – these are primarily 401(h) investments that are an allocation of pension Master Trust investments.

Diversified equity securities did not include any UIL Holdings common stock at December 31, 2010, or Iberdrola common stock at December 31, 2009.

Cash Flows

Estimated future benefit payments: Our expected benefit payments and expected Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Medicare Act) subsidy receipts, which reflect expected future service, as appropriate, are as follows:

	Pension Benefits	Postretirement Benefits	Medicare Act Subsidy Receipts
(Thousands)
2011	$7,272	$2,189	$224
2012	$7,572	$2,254	$240
2013	$7,888	$2,259	$258
2014	$8,032	$2,279	$266
2015	$8,209	$2,270	$275
2016 – 2020	$44,297	$10,393	$1,583

Note 11. Gas Distribution Rates

SCG is entitled by Connecticut statute to charge rates that are sufficient to allow them an opportunity to cover their reasonable operating and capital costs, to attract needed capital and to maintain their financial integrity, while also protecting relevant public interests.

In 2008 the DPUC, as required by Connecticut statute, initiated an investigation after SCG reported earning more than one percentage point over its authorized ROE for the previous twelve month period in each of six consecutive months. In October 2008 the DPUC issued a decision ordering an interim rate decrease for SCG of approximately $15 million, or 3.4%, effective October 24, 2008, compared to the rates previously set in the SCG 2005 rate case, and ordered SCG to file a rate case. In January 2009, SCG filed an application for a rate increase of $50.1 million, or approximately 15.2%. The DPUC’s August 2009 decision in the SCG rate proceeding ordered a 3.2% rate decrease, or approximately $12.5 million, compared to the rates set in the 2005 rate case, and reduced SCG’s authorized ROE to 9.26%. SCG appealed the DPUC order to the Connecticut superior court. Pursuant to Connecticut statute, SCG is entitled to collect through a surcharge the differential between the interim rate decrease and the rates finally set after full review. The 2009 DPUC decision ordered rates that were higher than the rates established in the interim rate decrease decision, and accordingly provided for SCG to collect a surcharge from customers. The rates established in the 2009 decision, and certain other orders, have been stayed by stipulation pending the resolution of the appeal. The stipulation stayed SCG’s collection of the surcharge and provides for the continuation of the interim rate decrease amount pending resolution of the appeal. SCG has been accruing the revenues associated with the surcharge for purposes of calculating its earnings. SCG has not appealed the 2009 case’s elimination of SCG’s weather normalization provision; however, this

Notes to Financial Statements

The Southern Connecticut Gas Company

provision has remained in effect pending resolution of the appeal. In April 2010 the Connecticut superior court ruled against SCG’s appeal. SCG appealed from the superior court’s dismissal, and that appeal is now pending at the Connecticut supreme court. The stay remains in effect.

On December 28, 2010, the DPUC denied a petition from the Office of Consumer Counsel, finding that SCG had not earned more than one percentage point over its authorized ROE for the previous twelve month period in each of six consecutive months, but opened a docket to determine whether SCG is charging rates that may be more than just, reasonable and adequate and whether its rates need to be decreased on an interim basis. The DPUC proceeding is currently pending.

SCG has purchased gas adjustment clauses, approved by the DPUC which enable them to pass the reasonably incurred cost of natural gas purchases through to customers. The clauses allow us to recover changes in the market price of purchased natural gas, substantially eliminating our exposure to natural gas price risk.

SCG satisfies its natural gas supply requirements through purchases from various producer/suppliers, withdrawals from natural gas storage capacity contracts and winter peaking supplies and resources. We operate diverse portfolios of natural gas supply, firm transportation, gas storage and peaking resources. We contract for such natural gas resources in our own name for regulatory and other reasons. Our actual incurred natural gas cost is passed through to customers through state regulated purchased gas adjustments mechanisms subject to regulatory review.

The majority of our natural gas supply purchased is acquired at market prices under seasonal, monthly or mid-term supply contracts and the remainder is acquired on the spot market. We diversify our sources of supply by amount purchased and location and collectively at any time acquire supplies from 10 or more producers of natural gas. We primarily acquire natural gas at various locations in the US Gulf of Mexico region, in the Appalachia region, in Canada and various other locations.

We acquire firm transportation capacity on interstate pipelines under long-term contracts and utilize that capacity to transport both natural gas supply purchased and natural gas withdrawn from storage to the local distribution system. Tennessee Gas Pipeline, Algonquin Gas Transmission and Iroquois Gas Transmission interconnect with our distribution system and the other pipelines provide indirect services upstream of the city gates.

The prices and terms and conditions of the firm transportation capacity long-term contracts are regulated by the FERC. Similar to the treatment of gas costs, the actual cost of such contracts is passed through to customers through state regulated purchased gas adjustment mechanisms which are subject to regulatory review. On November 30, 2010, the Tennessee Gas Pipeline Company (Tennessee) filed a FERC rate case proposing significant rate increases across their entire system which runs from south Texas through New England. On December 29, 2010, the FERC issued an order setting the Tennessee rate proceeding for hearing and suspended the proposed rate increase until June 1, 2011, at which time Tennessee has the right to place the rates into effect, subject to refund. The proposed increase would nearly double the fixed cost of reserving pipeline capacity but provide lower variable costs, resulting in a significant net cost increase. We will continue to oppose Tennessee’s proposal and address issues raised by actively participating in the Tennessee FERC proceedings in conjunction with other gas companies and interveners in the Northeastern United States.

Notes to Financial Statements

The Southern Connecticut Gas Company

We acquire firm underground natural gas storage capacity using long-term contracts and fill the storage facilities with gas in the summer for subsequent withdrawal in the winter. The storage facilities are located in Pennsylvania, New York, West Virginia and Michigan.

Winter peaking resources are attached to the local distribution system through which we have rights to the natural gas stored in a liquefied natural gas facility.

On March 25, 2011, SCG, together with the Office of Consumer Counsel, filed a motion with the DPUC to reopen SCG rate cases for the purposes of reviewing and approving a settlement agreement. The motion also requests that the procedural schedule in SCG’s potential overearnings docket be suspended until the DPUC issues a decision on the settlement. If approved, the settlement agreement would, among other things, resolve all pending issues with respect to the DPUC’s decisions in SCG’s rate cases, and would also result in the termination of the DPUC’s pending investigation of potential SCG overearnings, upon a finding that SCG’s rates are not more than just, reasonable and adequate.

Note 12. Acquisition

On November 16, 2010, UIL Holdings completed its acquisition (the Acquisition) from Iberdrola USA of SCG.  UIL Holdings accounted for the Acquisition in accordance with ASC 805 “Business Combinations”, whereby the purchase price paid was allocated to tangible assets acquired and liabilities assumed as well as goodwill based upon their fair values as of the closing date.  UIL Holdings has determined that the historical book value of the assets and liabilities of SCG approximates their fair value given the regulation they operate under in Connecticut.  Additional adjustments to the values of assets and liabilities recognized in the Acquisition may occur as the allocation of the consideration transferred is finalized during 2011.  Under business combination accounting guidance, UIL Holdings has up to one year from the date of the Acquisition to finalize the allocation of consideration transferred.

UIL Holdings “pushed-down” goodwill associated with the Acquisition.  In addition, pre-acquisition retained earnings and accumulated other comprehensive income (loss) balances be “charged” to capital in excess of par value at the time of acquisition.  As a result, SCG recorded $132 million of goodwill. Goodwill is calculated as the excess of the purchase price over the net assets acquired and the contributing factors to the amount recorded include expected future cash flows, potential operational synergies, the utilization of technology and cost savings opportunities in the delivery of certain shared administrative and other services.

The estimated fair values of assets acquired and liabilities assumed are based upon the information that was available as of the acquisition date, which management believes provides a reasonable basis for the estimated values.  Management is analyzing additional data necessary to finalize these fair values, which are subject to change.  While such changes could be significant, management does not expect them to be based upon the information provided to date.  The valuation, and thus the purchase price allocation, is expected to be completed as soon as practicable but no later than one year from the acquisition date.

Notes to Financial Statements

The Southern Connecticut Gas Company

The allocated purchase price, the fair value of identifiable assets, and the resulting goodwill are shown in the table below (in millions):

Total identifiable net assets	$289.6
Goodwill	132.5
Total purchase price, net	$422.1

As a component of the Acquisition, UIL Holdings and Iberdrola USA have agreed to effect a tax election pursuant to Section 338(h)(10) of the Internal Revenue Code (338 Election) with respect to the purchase of the stock of CEC.  The 338 Election allows UIL Holdings to treat the transaction for tax purposes as if UIL Holdings was purchasing the assets of CEC rather than the stock of each corporation.  As a result of the 338 Election, the assets of CEC have newly-established higher tax bases for tax depreciation purposes.